UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) – August 6, 2003

PHOTOGEN TECHNOLOGIES, INC.

(Exact name as specified in its charter)

NEVADA	0-23553	62-1742885
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

140 Union Square Drive New Hope, Pennsylvania		18938
(Address of principal executive offices)		(Zip Code)

(215) 862-6860
(Registrants’ telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Item 5.        OTHER EVENTS AND REQUIRED FD DISCLOSURE.

Under the terms of that certain Going Forward Agreement entered into between Photogen Technologies, Inc. (the “Company”) and Xmark Fund, Ltd. and Xmark Fund, L.P. (collectively “Xmark”) dated as of April 30, 2003, the Company has an obligation to pay Xmark $1,250,000 on August 5, 2003 and an additional $1,250,000 on November 3, 2003 or (if sooner) at the time the Company completes a financing resulting in at least $18,000,000 of gross proceeds to the Company.  On August 5, 2003 the Company was unable to make its $1,250,000 payment to Xmark.  On August 6, 2003 the Company received a notice from Xmark that the failure to make the $1,250,000 payment constitutes an event of default under the Company’s agreements with Xmark and that Xmark is accelerating the entire amount due and payable ($2,500,000) and is demanding the immediate payment of the entire $2,500,000 and seeking to exercise foreclosure rights.  The Company’s obligations to Xmark are secured by a first priority lien in favor of Xmark on the Company’s Imagent®-related assets.  The Company is not currently in discussions with Xmark concerning restructuring of the Xmark indebtedness contrary to the disclosure in the Company’s 8-K filed on August 6, 2003.

The Company was also obligated to repay its promissory notes in favor of three of the Company’s investors for an aggregate principal amount of $4,160,000 as of August 5, 2003.  The Company is unable to meet its obligation under the terms of these notes at this time.  The Company’s obligations to these noteholders are secured by a second priority lien in favor of the noteholders on the Company’s Imagent®-related assets and a first priority lien in favor of the noteholders on all of the Company’s other assets.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed by the undersigned hereunto duly authorized.

PHOTOGEN TECHNOLOGIES, INC.

	By:	/s/ Brooks Boveroux
Brooks Boveroux, Chief Financial Officer

Dated: August 7, 2003